UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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SPS Commerce, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

(612) 435-9400

April 13, 2018

Dear Stockholders:

You are cordially invited to join us for our 2018 annual meeting of stockholders, which will be held on Thursday, May 31, 2018, at 8:00 a.m., Central Time, at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. The notice of annual meeting of stockholders and the proxy statement that follow describe the business to be conducted at the meeting. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number, using the internet or you may sign, date and mail a proxy card which can be requested and mailed to you free of charge. Instructions regarding the three methods of voting are contained in the proxy materials.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2017 Annual Report to Stockholders (the “Annual Report”). The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

We look forward to seeing you at the annual meeting.

Sincerely,

Archie C. Black
President and Chief Executive Officer

SPS Commerce, Inc.

333 South Seventh Street

Minneapolis, Minnesota 55402

Notice of 2018 Annual Meeting of Stockholders

Time and Date	Place
8:00 a.m., Central Daylight Time Thursday, May 31, 2018	2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

Items of Business

1.	Election of the nine directors identified in the Proxy Statement, each for a one-year term.

2.	Ratification of the selection of KPMG LLP as independent auditor of SPS Commerce, Inc. for the fiscal year ending December 31, 2018.

3.	An advisory vote to approve the compensation of our named executive officers.

4.	Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

Record Date

You may vote at the meeting if you were a stockholder of record at the close of business on April 2, 2018.

Voting by Proxy

Whether or not you plan to attend the annual meeting, please vote your shares by proxy to ensure they are represented at the meeting. To submit your proxy vote, you may follow the instructions for voting via telephone or the internet as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Our vote tabulator is Broadridge Financial Solutions, Inc., and no postage is required if the request for a paper copy of the proxy materials is mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2018:

The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report are available at www.proxyvote.com.

Date of Mailing

This proxy statement and proxy card, or the notice of internet availability of proxy materials, are first being mailed to stockholders on or about April 13, 2018.

By Order of the Board of Directors,

Archie C. Black

President and Chief Executive Officer

How to Vote

Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in this proxy statement or filling in, signing, dating, and promptly mailing a proxy card.

     BY TELEPHONE

•	You will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions.

•	Call the toll-free number on your Notice or proxy card, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 30, 2018 for shares held directly, and through 11:59 p.m. (ET) on May 28, 2018 for shares held in a Plan.

•	Please have your Notice or proxy card available and follow the additional steps when prompted.

     BY INTERNET

•	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 30, 2018 for shares held directly, and through 11:59 p.m. (ET) on May 28, 2018 for shares held in a Plan.

•	Please have your Notice or proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

     BY MAIL

•	If you received a Notice, first request a paper copy of the proxy materials as directed in the Notice.

•	Mark, sign and date your proxy card.

•	Return it in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

i

PROXY SUMMARY

Business Results

We are a technology company with $220.6 million in annual revenues. We are a leading provider of cloud-based supply chain management solutions, providing network-proven integrations and comprehensive retail performance analytics to thousands of customers worldwide.

2017 was a year of strong execution for SPS Commerce, in a retail market undergoing a significant transition. We achieved year-over-year recurring revenue growth, customer growth and wallet share growth and delivered strong revenue and adjusted EBITDA growth in 2017. Additional information regarding our performance in 2017 follows.

•	We had sequential revenue growth for all four quarters of 2017 and we now have 68 consecutive quarters of sequential revenue growth.

•	Our revenues of $220.6 million for 2017, compared to $193.3 million for 2016, reflect 14% growth from 2016. Recurring revenue grew 15% from 2016.

•	Our average recurring revenue per recurring revenue customer increased 10% from 2016, and the number of recurring revenue customers grew 4% from 2016.

•	We achieved improvements in operational efficiency that produced Adjusted EBITDA of $32.6 million, compared to $26.5 million in 2016, and non-GAAP income per diluted share of $0.96 in 2017 compared to $0.72 in 2016.[1]

Voting Matters and Voting Recommendations

The following proposals are included in this proxy statement and are scheduled to be voted on at the meeting. Our board of directors recommends that you vote your shares as indicated below.

PROPOSALS:	THE BOARD OF DIRECTOR’S VOTING RECOMMENDATIONS:	RATIONALE FOR SUPPORT:	FOR FURTHER DETAILS:

1. Elect the nine directors identified in this Proxy Statement, each for a term of one year.	“FOR” each nominee to the Board	Our nominees are distinguished leaders who bring a mix of skills and qualifications to the Board and can represent the interests of all stockholders.	Page 7

2. Ratification of the selection of KPMG LLP as independent auditor of SPS Commerce for the fiscal year ending December 31, 2018.	“FOR”	Based on its assessment of the qualifications and performance of KPMG LLP (“KPMG“), the Audit Committee believes that it is in the best interests of the Company and its stockholders to retain KPMG.	Page 37

3. An advisory vote to approve the compensation of our named executive officers.	“FOR”	Our executive compensation program is designed to attract and retain talented and highly experienced executives and to motivate our executives to achieve the goals that are important to the company’s growth.	Page 38

1   Adjusted EBITDA, Non-GAAP income and non-GAAP income per diluted share are non-GAAP financial measures. Refer to Appendix A in this proxy statement for a reconciliation of these non-GAAP financial measures to the corresponding GAAP measures.

Other than the proposals described in this proxy statement, the board is not aware of any other matters to be presented for a vote at the annual meeting. If you grant a proxy by telephone, internet, or by signing and returning your proxy card, any of the persons appointed by the board as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the board of directors.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The board of directors of SPS Commerce, Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 31, 2018, and at any adjournment or postponement of the meeting.

Purpose of the Annual Meeting

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, and management will report on matters of current interest to our stockholders and respond to questions from our stockholders. The matters outlined in the notice include the election of directors, the ratification of the selection of our independent auditor for 2018, and an advisory vote to approve the compensation of our named executive officers.

Annual Meeting Voting Rights and Attendance

Who is entitled to vote at the meeting?

The board of directors has set April 2, 2018 as the record date for the annual meeting. If you were a stockholder of record at the close of business on April 2, 2018, you are entitled to vote at the meeting. As of the record date, 17,109,949 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 17,109,949 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted your proxy as described below under “How do I submit my proxy?”

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How do I submit my proxy?”

How can I attend the meeting?

All of our stockholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.

Information about the Notice and Proxy Materials

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Two executive officers have been designated as proxies for our 2018 annual meeting of stockholders. These executive officers are Archie C. Black and Kimberly K. Nelson.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by SEC rules, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual meeting. The Notice of Availability contains instructions on how to request a printed set of proxy materials, which we will provide to stockholders upon request at no cost to the requesting stockholder within three business days after receiving the request.

How do I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

•	over the internet using www.proxyvote.com,

•	over the telephone by calling a toll-free number; or

•	signing, dating and mailing the proxy card in the envelope provided.

To vote by telephone or the internet, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for stockholders of record. If you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Material, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

What does it mean if I receive more than one printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under “How do I submit my proxy?”

Who pays for the cost of proxy preparation and solicitation?

SPS Commerce pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies by mail. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

Voting

How does the board of directors recommend that I vote?

The board of directors recommends a vote:

•	FOR the election of each of the nominees for director;

•	FOR the ratification of the selection of KPMG LLP (“KPMG”) as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2018; and

•	FOR the advisory approval of the compensation of our named executive officers.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

•	FOR the election of each of the nominees for director;

•	FOR the ratification of the selection of KPMG as the independent auditor of SPS Commerce, Inc. for the year ending December 31, 2018; and

•	FOR the advisory approval of the compensation of our named executive officers.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the stockholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of KPMG LLP as our independent auditor for the year ending December 31, 2018, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of KPMG LLP as our independent auditor for the year ending December 31, 2018, the rules permit member brokers to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” For more information regarding the effect of broker non-votes on the outcome of the vote, see below under “How are votes counted?”

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	by submitting a later-dated proxy by telephone or the internet before 11:59 p.m. Eastern Time on Wednesday, May 30, 2018 for shares held directly and before 11:59 p.m. Eastern Time on Monday, May 28, 2018 for shares held in a Plan;

•	by submitting a later-dated proxy to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting;

•	by sending a written notice of revocation to the Chief Financial Officer of SPS Commerce, Inc., which must be received by us before the time of the annual meeting; or

•	by voting in person at the meeting.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required to approve each item of business included in the notice of meeting?

A director nominee will be elected if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee. Any incumbent director who does not receive a greater number of votes “FOR” than “AGAINST” his or her reelection in an uncontested election shall tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The board of directors will determine whether to accept or reject the offer to resign within 90 days of certification of the stockholder vote.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

For the advisory vote to approve the executive compensation of our named executive officers, there is no minimum approval necessary for the proposal since it is an advisory vote; however, the board of directors will consider the results of the advisory vote when considering future executive compensation decisions.

How are votes counted?

You may vote “FOR,” “AGAINST” OR “ABSTAIN” for each director nominee and on the other proposals. If you properly submit your proxy but abstain from voting for a director nominee or on the other proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under “What if I do not specify how I want my shares voted?”

If you abstain from voting for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of KPMG LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. Abstentions and broker non-votes will have no effect on the advisory vote to approve the compensation of our named executive officers.

ITEM 1 – ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that each member of our board of directors is elected annually by a majority of votes cast if the election is uncontested. The number of directors currently serving on our board of directors is ten. Mr. Smerklo will not be standing for re-election at our annual meeting, and the size of our board of directors will be decreased to nine on the date of the meeting. Upon recommendation of the governance and nominating committee, the board has nominated the nine directors set forth below for election at our annual meeting, and all have agreed to serve as directors if elected. Except for Messrs. Keating and McConnell and Ms. Reaume, all of the director nominees were elected by our stockholders at our 2017 annual meeting of stockholders.

Messrs. Keating and McConnell were identified as director nominees by one of our stockholders, Legion Partners Holdings, LLC (“Legion Partners”). Ms. Reaume was initially identified as a potential director nominee by one of our non-employee directors. Messrs. Keating and McConnell were appointed to the Board effective March 16, 2018 pursuant to an agreement dated the same date with Legion Partners and Ancora Advisors LLC (“Ancora Advisors”). The agreement, including certain standstill commitments made by Legion Partners and Ancora Advisors, is described in a Form 8-K filed with the SEC on March 16, 2018. Ms. Reaume was also appointed to the Board effective March 16, 2018.

If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by our board of directors. The director nominees, if reelected, will serve until our 2019 annual meeting of stockholders or until their successors are elected and qualified.

The board of directors recommends a vote FOR the election of each of the nine director nominees. Proxies will be voted FOR the election of each of the nominees unless otherwise specified.

Set forth below is biographical information for each of the director nominees. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Nominees for Director

Archie C. Black

President, Chief Executive Officer of SPS Commerce, Inc.

Age	56
Director since	2001
Independent	No

Professional Highlights

Mr. Black has served as President and Chief Executive Officer of SPS Commerce, Inc. since 2001. Mr. Black joined us in 1998 as our Senior Vice President and Chief Financial Officer and served in those capacities until becoming our President and Chief Executive Officer. Prior to joining us, Mr. Black was a Senior Vice President and Chief Financial Officer at Investment Advisors, Inc. in Minneapolis, Minnesota, where he directed both the Minneapolis and London organizations. Prior to Investment Advisors, he spent three years at Price Waterhouse. Mr. Black serves on the board of directors of Proto Labs, Inc., a publicly traded internet-enabled manufacturer of custom parts.

Nominee Qualifications

Mr. Black’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive management, financial, and operational experience as well as his experience with our company.

Melvin L. Keating

Consultant

Age	71
Director since	2018
Independent	Yes

Professional Highlights

Mr. Keating has been a consultant, providing investment advice and other services to public companies and private equity firms, since 2008. He has served as a director of Harte Hanks, Inc., a global marketing services firm, since July 2017, and as a director of MagnaChip Semiconductor Corporation, a designer and manufacturer of analog and mixed-signal semiconductor platform solutions, since August 2016. Mr. Keating has also served as a director of Agilysys Inc., a technology company providing solutions and services to the hospitality industry, since September 2015. From 2005 to 2008, Mr. Keating served as the Chief Executive Officer of Alliance Semiconductor Corporation, a worldwide manufacturer and seller of semiconductors, and he served as its President from 2006 to 2008. Prior to that, Mr. Keating served as a Strategy Consultant for Warburg Pincus Equity Partners for seven years, providing acquisition and transactional advice, and as President and Chief Executive Officer of Sunbelt Management, a billion dollar private company. Mr. Keating has served on numerous other company boards, including the following during the past five years: Red Lion Hotels Corporation, API Technologies Corp., Crown Crafts Inc. and ModSys International Ltd. (formerly BluePhoenix Solutions Ltd.).

Nominee Qualifications

Mr. Keating’s qualifications to serve on our board of directors include, among other skills and qualifications, his extensive business leadership skills and experience serving in senior executive positions and his significant corporate governance experience serving as a director of numerous public companies.

Martin J. Leestma

Chairman of the board of directors of Forthright Solutions

Age	59
Director since	2006
SPS Board committees	Audit; Compensation
Independent	Yes

Professional Highlights

Mr. Leestma has served as Chairman of the board of directors for Forthright Solutions, a solution provider for regulatory and legal compliance programs, since 2008. He served as Chief Executive Officer of Forthright from 2011 to 2014. Prior to Forthright, Mr. Leestma served as the President, Chief Executive Officer, and a member of the board of directors for Retek Information Systems, a software company, from 2003 to 2005, during which time Retek was a publicly traded company. Prior to joining Retek, Mr. Leestma was Global Managing Partner of Retail Technology at Accenture from 1996 to 1999 and Managing Partner of North American Consumer Goods & Services from 1999 to 2002. He became Global Industry Managing Partner — Retail & CG&S Industries in 2002 and served in this role until his departure in 2003. From 2005 to 2008, he served as an independent business consultant. Mr. Leestma also serves on the board of directors for Kipsu, a private texting and digital messaging company, and Xsell Technologies, a private digital dialogue company. Mr. Leestma was Chairman of the board of directors of SPS Commerce from March 2011 to May 2014.

Nominee Qualifications

Mr. Leestma’s qualifications to serve on our board of directors include, among other skills and qualifications, his general business experience due to his work as an independent business consultant and his experience with public companies as the Chief Executive Officer of Retek Information Systems from 2003 to 2005.

Michael J. McConnell

Private Investor

Age	52
Director since	2018
Independent	Yes

Professional Highlights

Mr. McConnell is a private investor and has served as a director of Adacel Technologies, a developer of operational air traffic management systems, speech recognition applications and advanced air traffic control simulation and training solutions, since May 2017. From April 2016 until the company was sold in September 2017, Mr. McConnell served as a director of Guidance Software Inc., a provider of forensic security and risk management applications. Previously he served as a director of Spark Networks, Inc., a global, on-line dating company, from July 2014 until the company was sold in November 2017, as Chairman of its board from January 2015 until June 2017 and as Interim Executive Chairman and Chief Executive Officer from August 2014 through December 2014. From 2009 to 2012, Mr. McConnell served as the Chief Executive Officer of Collectors Universe, Inc., a provider of third-party authentication and grading of high value collectibles, and served as a director from 2007 to 2013. From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors, an investment manager of domestic and international alternative asset funds, where he was a member of the firm’s Executive Committee. Over the course of his career, Mr. McConnell has served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. During the past five years, Mr. McConnell served on the following boards in addition to those listed above: Redflex Holdings Limited, Vitacost.com and Best International Limited.

Nominee Qualifications

Mr. McConnell’s qualifications to serve on our board of directors include, among other skills and qualifications, his considerable experience as an operating executive, investment professional and public company board member.

James B. Ramsey

Co-founder and board member, Vlocity Inc.

Age	45
Director since	2014
SPS Board committees	Compensation; Governance and Nominating
Independent	Yes

Professional Highlights

Mr. Ramsey co-founded and has served as board member of Vlocity Inc., a provider of industry-specific cloud CRM applications, since 2014. Mr. Ramsey also serves on the boards of Ambra Health (formerly DicomGrid) and Flipgrid, Inc., each a privately-held company. Previously, Mr. Ramsey served as the Executive Vice President of Worldwide Sales and Distribution at NetSuite Inc., a publicly traded provider of cloud-based business management software, from 2011 to 2013. Prior to his positon as Executive Vice President, Mr. Ramsey held several senior executive roles at NetSuite, including Vice President of the Americas and Senior Vice President of Worldwide Sales and Distribution. Prior to NetSuite Inc., Mr. Ramsey served in various sales management roles at Oracle Corporation.

Nominee Qualifications

Mr. Ramsey’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience in software sales and in rapidly scaling sales organizations with NetSuite Inc. and Oracle Corporation.

Marty M. Reaume

Chief People Officer, Twilio, Inc.

Age	52
Director since	2018
Independent	Yes

Professional Highlights

Ms. Reaume has served since 2017 as Chief People Officer of Twilio Inc., a publicly traded developer and provider of a cloud-based platform enabling organizations to integrate voice, messaging and video communications capabilities into their software applications. From 2015 to 2017, she served as Chief People Officer of Fitbit, Inc., a publicly traded technology company focused on delivering health solutions that impact health outcomes. Ms. Reaume served as Chief People Officer of NetSuite, Inc., a publicly traded provider of cloud-based business management software, from 2009 to 2014, and served as its head of human resources from 2006 to 2009. Prior to that, Ms. Reaume served as director of human resources at Royal & Sunalliance, a multinational insurance company, from 2001 to 2005.

Nominee Qualifications

Ms. Reaume’s qualifications to serve on our board of directors include, among other skills and qualifications, her strong human resources, talent acquisition and talent development expertise.

Tami L. Reller

Executive Vice President and Chief Marketing and Experience Officer at UnitedHealthcare, a division of UnitedHealth Group

Age	53
Director since	2016
SPS Board committee	Audit
Independent	Yes

Professional Highlights

Ms. Reller has served as Executive Vice President and Chief Marketing and Experience Officer of UnitedHealthcare, the health benefits platform of UnitedHealth Group, since September 2017. From April 2017 to September 2017, Ms. Reller served as Chief Sales & Marketing Officer of Optum, and from June 2016 to April 2017 she served as Chief Financial Officer of Optum, the health service platform of UnitedHealth Group. From April 2001 until September 2014, Ms. Reller served in several executive roles with Microsoft Corporation including Executive Vice President of Marketing, Windows Chief Financial Officer and Chief Marketing Officer, Divisional Chief Financial Officer and Corporate Vice President of Dynamics. She was also the Chief Financial Officer of Great Plains Software from 1999 to 2001, until the company was acquired by Microsoft Corporation.

Nominee Qualifications

Ms. Reller’s qualifications to serve on our board of directors include, among other skills and qualifications, her extensive experience steering and managing software companies, her capabilities in financial understanding and auditing review, and her general business knowledge.

Philip E. Soran

Director of and former Executive Chairman of Flipgrid, Inc.

Age	61
Director since	2010
SPS Board committees	Compensation; Governance and Nominating
Independent	Yes

Professional Highlights

Mr. Soran is currently the Director and co-founder of Flipgrid, Inc., a privately-held education technology software company. Mr. Soran served as President, Chief Executive Officer, and a director of Compellent Technologies, Inc., a publicly traded software company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011, after which he served as the President of Dell Compellent from February 2011 to March 2012. Mr. Soran also serves as Lead Director on the board of directors of Piper Jaffray Companies, a publicly traded investment bank and asset management firm, and as director on the board of directors for Foodsby, a privately-held food delivery service. He previously served on the board of directors of Help Systems, LLC, a privately-held software company, prior to its sale in March 2018. From July 1995 to August 2001, Mr. Soran served as President, Chief Executive Officer and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000. From October 1993 to April 1995, Mr. Soran served as Executive Vice President of Prodea Software Corporation, a data warehousing software company. Mr. Soran also held a variety of management, sales, marketing, and technical positions with IBM, and served on the board of directors of Hutchinson Technology Incorporated, a public manufacturing company, from 2011 until its acquisition by TDK Corporation in 2016. Mr. Soran served as Chairman of our board of directors from May 2014 to May 2017.

Nominee Qualifications

Mr. Soran’s qualifications to serve on our board of directors include, among other skills and qualifications, his experience as a chief executive officer of a publicly traded company, service on a variety of technology-related company boards, and his experience in founding and building technology companies as well as his corporate vision and operational knowledge, which provide strategic guidance to the board.

Sven A. Wehrwein

Independent financial consultant to emerging companies

Age	67
Director since	2008
SPS Board committees	Audit; Governance and Nominating
Independent	Yes

Professional Highlights

Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. During his 35-plus years in accounting and finance, Mr. Wehrwein has experience as a certified public accountant (inactive), investment banker to emerging growth companies, chief financial officer, and audit committee chair. He currently serves on the board of directors of Atricure, Inc., a publicly traded medical device company, and Proto Labs, Inc., a publicly traded internet-enabled manufacturer of custom parts. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, on the board of Cogentix Medical, Inc. from 2006 to 2016, and on the board of Image Sensing Systems, Inc. from 2006 to 2012, all of which were publicly traded companies.

Nominee Qualifications

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning, and auditing expertise, given his experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The board of directors conducts its business through meetings of the board and the following standing committees: audit, compensation, and governance and nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.spscommerce.com. We have adopted a code of business conduct and ethics relating to the conduct of our business by our directors, officers and employees, which is posted on our website at www.spscommerce.com. Our Corporate Governance Guidelines are also available on our website.

Director Independence

As required under the Nasdaq Global Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. The board of directors consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq Global Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our Company, our management and our independent registered public accounting firm, the board of directors has affirmatively determined that all of our Company’s directors are independent directors within the meaning of the applicable listing standards of the Nasdaq Global Market, except for Mr. Black, our current President and Chief Executive Officer.

As required under the Nasdaq Global Market rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our board of directors are comprised entirely of directors determined by the board to be independent within the meaning of the Nasdaq Global Market rules and regulations.

Board Leadership Structure

Mr. Smerklo, a non-employee independent director, has served as our chairman of the board of directors since May 2017, while Mr. Black serves as our President and Chief Executive Officer. When Mr. Smerklo retires from the board at the annual meeting, a non-employee independent director will be appointed to serve as chairman of the board. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management. The board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman. Our Corporate Governance Guidelines require our chairman and Chief Executive Officer positions to be separate because the board of directors believes that having separate positions and having an independent director serve as chairman of the board is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance.

Board Involvement in Risk Oversight

Our management is responsible for identifying the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The board of directors’ responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for identifying or managing our various risks. The audit committee of the board of directors is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight and the board of directors is primarily responsible for monitoring management’s responsibility in our other areas of risk management. Accordingly, management regularly reported to the audit committee and the board of directors on risk management during 2017. The audit committee, in turn, reports on the matters discussed at the committee level to the full board. The audit committee and the full board focus on the material risks facing us, including financial, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the compensation committee is charged with reviewing and discussing with management whether our compensation arrangements are administered consistent with effective internal controls and sound risk management. The board of directors believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Committees

The board of directors has established an audit committee, a compensation committee and a governance and nominating committee. The following sets forth the membership of each of our committees as of April 2, 2018.

DIRECTOR	SPS COMMITTEES
	Audit	Compensation	Governance and Nominating
Archie C. Black
Melvin L. Keating
Martin J. Leestma
Michael J. McConnell
James B. Ramsey
Marty M. Reaume
Tami L. Reller
Michael A. Smerklo
Philip E. Soran
Sven A. Wehrwein

Chair       Member

The primary responsibilities of each board committee are discussed in turn below.

Audit Committee

Among other matters, our audit committee:

•	evaluates the qualifications, performance and independence of our independent auditor and reviews and approves both audit and non-audit services to be provided by the independent auditor;

•	discusses with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

•	oversees our investment policy; and

•	prepares the audit committee report that SEC rules require to be included in our annual proxy statement.

Each of the members of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Global Market. Our board of directors has determined that Mr. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. Each member of our audit committee satisfies the Nasdaq Global Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act.

Compensation Committee

Our compensation committee reviews and approves on an annual basis the goals and objectives relevant to our Chief Executive Officer’s compensation. Our compensation committee consults the annual performance reviews of our Chief Executive Officer and other executive officers to assess and approve their annual compensation, including salary, bonus, incentive and equity-based compensation. Our compensation committee administers the issuance of stock options and other awards under our 2010 Equity Incentive Plan. Our compensation committee also periodically reviews the compensation paid to our non-employee directors and recommends any adjustments in director compensation to our board of directors.

Governance and Nominating Committee

Our governance and nominating committee identifies individuals qualified to become members of the board of directors, recommends individuals to the board for nomination as members of the board and board committees and oversees the evaluation of our board of directors.

Meeting Attendance

Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the board of directors and of the committees on which they serve, as well as our annual meeting of stockholders. Our board of directors held 10 meetings during 2017 and acted by written consent one time. The audit committee of the board met seven times, the compensation committee of the board met nine times and acted by written consent one time (including any subcommittee written consents), and the governance and nominating committee of the board met six times. Each of our directors attended at least 75% of the meetings of the board of directors and the committees on which he or she served during 2017, and each of our then serving directors attended our 2017 annual meeting.

Procedures for Contacting the Board of Directors

Stockholders who wish to communicate with the board of directors may do so by writing to the board or a particular director in care of the Secretary of the Company. All communications will initially be received and processed by the Secretary of the Company, who will then refer the communication to the appropriate board member (either the director named in the communication, the chairperson of the board committee having authority over the matter raised in the communication, or the chairperson of the board in all other cases). The director to whom a communication is referred will determine, in consultation with our counsel, whether a copy or summary of the communication will be provided to the other directors. The board of directors will respond to communications if and as appropriate.

Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in Article II, Section 2.4(a)(2) of our bylaws, and with the rules and regulations of the SEC. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day (March 2, 2019), nor earlier than the 120th day (January 31, 2019), prior to the first anniversary of the prior year’s annual meeting of stockholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

Your notice also must set forth the following information for you and any beneficial owner on whose behalf you make a nomination: (i) the name and address of the stockholder, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record, as well as a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our capital stock, held by you and such beneficial owner or to which either is a party; (iii) a description of all arrangements or understandings between you and any such beneficial owner and any other person or persons (including their names) regarding the nomination; (iv) a representation that you intend to appear in person or by proxy at the meeting to nominate the persons named in your notice; and (v) a description of any other information relating to you and any such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the governance and nominating committee takes into account many factors. The board of directors selects and recommends to stockholders qualified individuals who, if added to the board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. These considerations are made in the context of an assessment of the perceived needs of the board of directors at the particular point in time. We do not have a formal policy with respect to diversity, however, the board of directors seeks to have a board that represents diversity as to gender, race, ethnicity and background experiences. We are committed to inclusiveness and as such, when searching for director nominees, the governance and nominating committee endeavors to include highly qualified diverse candidates (including gender, race and ethnicity) in the pool from which nominees are chosen. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the board for an extended period of time.

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402, Attention: Chief Financial Officer, stating in detail the characteristics that make the candidate a suitable person to serve on our board of directors in light of our Corporate Governance Guidelines.

Director Compensation

Our director compensation program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and to align their interests with the long-term interests of our stockholders. Director compensation reflects our desire to attract, retain and use the expertise of highly qualified individuals serving on our board of directors. The compensation committee periodically reviews the compensation arrangements for our non-employee directors and makes recommendations to our board of directors. In December 2015, the compensation committee, with the advice of its compensation consultant, conducted a review of our director compensation program. This review analyzed the structure and the overall level and mix of compensation delivered by our director compensation program as compared to our peer group. Following this review, the compensation committee recommended, and the Board approved, changes to our director compensation program that were described in our 2016 and 2017 proxy statements. The compensation committee is currently reviewing our director compensation program with its compensation consultant.

For 2017, our director compensation program provided that each non-employee director receive a stock option to purchase up to $53,000 of shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director, calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board

Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). These awards vest in four equal installments on the last day of each fiscal quarter with the first vesting date occurring on June 30, 2017, provided the recipient remains a member of the board as of the vesting date. In addition, each non-employee director receives an initial stock option grant to purchase up to $111,000 of shares of our common stock in connection with initial appointment to the board, calculated as the grant date fair value of the option computed in accordance with ASC Topic 718. These awards vest in equal monthly installments over three years commencing on the first day of the calendar month following the initial appointment to the board, provided the recipient remains a member of the board as of the vesting date. All stock options granted under the program have an exercise price equal to the fair market value of our common stock on the date of grant in accordance with our 2010 Equity Incentive Plan.

Our director compensation program for 2017 also provided that each non-employee director receive a restricted stock award of $53,000 of shares of our common stock on the date of the annual meeting of stockholders at which the director was elected to the board or continued to serve as a director, calculated as the grant date fair value of the award computed in accordance with FASB ASC Topic 718. These restricted stock awards vest in four equal installments on the last day of each fiscal quarter with the first vesting date occurring on June 30, 2017, provided the recipient remains a member of the board as of the vesting date.

Non-employee directors receive cash fees in addition to the equity awards described above. In 2017, each non-employee director received an annual cash retainer of $31,000 and the chair of our board of directors received an additional annual cash fee of $14,000. In addition, for 2017, the chair of each committee received an annual cash fee as follows:

Committee Chair	Annual Cash Fee
Audit	$17,000
Compensation	$10,000
Governance and Nominating	$7,000

The annual cash fee for each committee member, other than the chair, was as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$7,000
Compensation	$5,000
Governance and Nominating	$3,000

We also reimbursed our non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

The table below sets forth the compensation provided to our non-employee directors during 2017. Mr. Black’s compensation is set forth under “–2017 Summary Compensation Table” because he served as our President and Chief Executive Officer during that year. Mr. Black did not receive any separate compensation for his service as a director. Messrs. Keating and McConnell and Ms. Reaume did not begin serving on our board until 2018 and therefore received no director compensation in 2017.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)
Martin J. Leestma(2)	44,967	52,986	52,985	150,938
James B. Ramsey(3)	43,000	52,986	52,985	148,971
Tami L. Reller(4)	36,872	52,986	52,985	142,843
Michael A. Smerklo(5)	41,461	52,986	52,985	147,432
Philip E. Soran(6)	48,326	52,986	52,985	154,297
Sven A. Wehrwein(7)	51,000	52,986	52,985	156,971

(1)	Represents the grant date fair value of the stock and option awards granted during the year computed in accordance with ASC Topic 718. For a discussion of the relevant assumptions used to determine the valuation of our option awards for financial reporting purposes please refer to Note I to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2018.

(2)	As of December 31, 2017, Mr. Leestma held 228 shares of unvested restricted stock and options to purchase an aggregate of 38,161 shares of our common stock, 37,404 of which were exercisable.

(3)	As of December 31, 2017, Mr. Ramsey held 228 shares of unvested restricted stock and options to purchase an aggregate of 17,386 shares of our common stock, 16,629 of which were exercisable.

(4)	As of December 31, 2017, Ms. Reller held 228 shares of unvested restricted stock and options to purchase an aggregate of 12,993 shares of our common stock, 9,133 of which were exercisable.

(5)	As of December 31, 2017, Mr. Smerklo held 228 shares of unvested restricted stock and options to purchase an aggregate of 15,715 shares of our common stock, 14,958 of which were exercisable.

(6)	As of December 31, 2017, Mr. Soran held 228 shares of unvested restricted stock and options to purchase an aggregate of 35,489 shares of our common stock, 34,732 of which were exercisable.

(7)	As of December 31, 2017, Mr. Wehrwein held 228 shares of unvested restricted stock and options to purchase an aggregate of 24,896 shares of our common stock, 24,139 of which were exercisable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of compensation arrangements of our named executive officers for 2017. Our named executive officers for 2017 were:

•	Archie C. Black, our President and Chief Executive Officer,

•	Kimberly K. Nelson, our Executive Vice President and Chief Financial Officer, and

•	James J. Frome, our Executive Vice President and Chief Operating Officer.

Executive Summary

As reflected in our compensation philosophy, we set the compensation of our executive officers, including our named executive officers, based on their ability to create sustainable long-term stockholder value in a cost-effective manner. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of our executive compensation program are the following:

•	Pay for Performance: Emphasize variable compensation that is tied to our financial and stock price performance in an effort to generate and reward superior individual and collective performance;

•	Stockholder Alignment: Link our executives’ incentive goals with the interests of our stockholders, provide equity-based forms of compensation and establish specific stock ownership guidelines for employees in key management positions throughout our Company;

•	Long-Term Success: Support and reward our executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Attraction and Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

To achieve these objectives, we have designed an executive compensation program that is significantly weighted towards long-term goals. This approach aids us in the retention of executive officers and assures that the interests of our executive officers and stockholders are aligned. While our program emphasizes performance-based and equity-based compensation as a percentage of total direct compensation (base salary and annual and long-term incentives), we do not have specific policies governing the allocation of the target total direct compensation opportunity among its various components.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Our compensation committee considers the results of the stockholders’ advisory vote on the compensation of our named executive officers. At our 2017 Annual Meeting of Stockholders, our say-on-pay proposal received “for” votes that represented approximately 94.2% of the shares voted on this proposal. The compensation committee considered the results of the say-on-pay vote when evaluating our compensation practices and policies in 2017 and when setting the compensation of our named executive officers for 2018 and decided not to make any significant changes to our executive compensation program. The compensation committee believes that the significant support for the 2017 say-on-pay proposal demonstrates stockholders’ support of our compensation program, policies and practices.

In 2017, the compensation committee took the following actions with respect to the compensation of our named executive officers:

•	awarded formula-based bonuses at 65% of the target bonus opportunity established at the beginning of the year;

•	approved stock option and restricted stock unit awards (“RSUs”) to satisfy competitive market concerns, satisfy our retention objectives and reward individual performance for 2017;

•	approved performance stock unit awards (“PSUs”) for the first time to further our retention objectives and our focus on rewarding performance; and

•	entered into a new severance and change in control agreement with our CEO as discussed further on page 29.

In addition to the compensation actions and decisions noted above, we maintained the following compensation policies and practices in 2017:

•	No Tax Gross-Up Provisions. Our named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits.

•	Compensation Programs Create No Excessive Risk. Our compensation programs are reviewed regularly by our compensation committee, which has determined that our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on our Company.

•	Independent Compensation Consultant Engaged. Our compensation committee engaged an independent compensation consultant, Compensia, to assist the committee with determining compensation for our named executive officers as well as provide the committee with market data and guidance on best practices.

•	Hedging Transactions Prohibited. Our insider trading policy prohibits our directors and executive officers from purchasing our securities on margin, or otherwise pledging or hedging our securities.

•	Compensation is Performance-Based. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interest of our named executive officers and our stockholders.

•	Multi-year Performance Periods for Equity Awards. The annual equity awards granted to our named executive officers vest or are earned over a multi-year period, consistent with market practice and our retention objectives.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines which require our chief executive officer to beneficially own shares of our common stock with a value equal to at least three times his base salary.

•	No Perquisites. We do not provide perquisites or other personal benefits to our named executive officers beyond what is provided to our other employees.

Compensation Objectives and Process

We have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth. We typically provide compensation to our named executive officers through a combination of base salary, annual cash bonuses and equity awards, which help align the incentives of our named executive officers with the interests of our stockholders. During 2017, our compensation primarily consisted of base salary, annual cash incentive awards, stock option grants, RSUs and PSUs.

Historically, our compensation committee has determined all elements of compensation for our named executive officers. Generally, prior to making its compensation determinations, our Chief Executive Officer provides his review of our other named executive officers to the compensation committee. Our compensation committee engages Compensia, Inc., a national compensation consultant, to help evaluate our compensation philosophy and provide guidance in administering our compensation program. Our compensation committee has determined that Compensia is independent and the services provided by Compensia currently do not and during 2017 did not raise any conflict of interests.

Our compensation committee determines executive compensation, in part, by reference to the compensation information for the executives of a peer group of comparable companies. For 2017, our compensation committee reviewed an updated version of the formal compensation study and executive compensation market assessment prepared in 2016 by Compensia, its independent compensation consultant. The competitive market data used in the Compensia study was gathered from our compensation peer group, which consisted in 2017 of the following US-based technology companies of similar size:

• Benefitfocus	• Jive Software
• BroadSoft	• LivePerson
• Callidus Software	• LogMeIn
• Carbonite	• Marketo
• Cvent	• Monotype Imaging
• Demandware	• PROS Holdings
• Envestnet	• Proto Labs
• HealthStream	• Qualys
• Imperva	• Stamps.com

Data from the compensation peer group is valuable to the compensation committee because it provides insight into competitive pay practices for each of the elements of total compensation as well as confirms the reasonableness of its compensation decisions.

Base Salary

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries for each of our named executive officers are initially established based on arm’s-length negotiations between us and the executive. Our compensation committee reviews the base salaries of our named executive officers annually at the beginning of each year. When negotiating or reviewing base salaries, the compensation committee considers market competitiveness based on their experience, the executive’s expected future contribution to our success and the relative base salaries and responsibilities of our other executives. Our named executive officers received no base salary increases in 2017.

Annual Cash Bonus – 2017 Management Incentive Plan

Our named executive officers participate in our management incentive plan, which provides them with an opportunity to receive a formula-based cash bonus. The formula-based bonus is intended to motivate our executives to achieve specific financial goals that will drive the growth and success of our business.

The formula-based bonus is based on a target bonus opportunity for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target bonus opportunity at an amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The target bonus opportunity was set at $445,000 for Mr. Black, $260,000 for Ms. Nelson and $270,000 for Mr. Frome. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year is determined by a matrix approved by the compensation committee at the beginning of the year that takes into account our revenues and earnings before interest, taxes, depreciation and amortization and stock-based compensation, and other adjustments (“Adjusted EBITDA”).2 The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation

2   Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A in this proxy statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA because Adjusted EBITDA is a useful measure of our operating performance.

The matrix approved for 2017 provided that each executive would receive a percentage of his or her target formula-based bonus, between 0% and 163%, based on our actual revenues and Adjusted EBITDA performance for the year. For example, to be paid out at the maximum 163% bonus level, we needed to generate $227 million in revenue and at least $32.55 million of Adjusted EBITDA. For our named executive officers to earn their target bonuses for 2017, we needed to generate revenues of approximately $223 million and Adjusted EBITDA of approximately $32.55 million. If we failed to achieve both revenues of approximately $219 million and Adjusted EBITDA of approximately $32.55 million, our named executive officers would not receive a formula-based bonus for the year.

The compensation committee had the discretion to adjust the pre-established target levels for revenues and Adjusted EBITDA in the event we completed one or more acquisitions during the year. The compensation committee did not exercise such discretion for 2017.

The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2017. For 2017, we delivered $220.6 million in revenues and $32.6 million of Adjusted EBITDA. We met the target for Adjusted EBITDA but did not meet the target for revenue for 100% payout. As a result, the formula-based bonus for each named executive officer was determined to be 65% of the target amount, resulting in the following payouts:

•	Mr. Black — $289,250

•	Ms. Nelson — $169,000

•	Mr. Frome — $175,500

Equity Awards

Historically, we have granted our named executive officers stock options and RSUs. In 2017, we also began granting our named executive officers PSUs. We believe equity awards are an important element of compensation because they provide our executives a potential ownership interest in our company, which helps align their interests with those of other stockholders. When determining the size of the equity award for our named executive officers, our compensation committee considers the executive’s position and responsibilities, the equity holdings of our other executives, competitive market data, CEO recommendations, and the anticipated future contribution the executive will make to our success.

We believe stock options further align the interest of our executives and stockholders because the executives profit from stock options only if our stock price increases relative to the option’s exercise price. We believe stock options also help retain our executives because the awards vest over a specific period of time, and vesting depends on the executive’s continued employment with us.

RSUs vest over several years and have immediate value to the executives upon vesting, while requiring the executives to maintain continuous employment with us in order for the awards to vest. Typically, our stock options and RSUs vest over a period of four years. The vesting of the stock options and RSUs in the event of a termination or change in control is described in more detail below under “– Potential Payments Upon Termination or Change in Control.”

PSUs are earned over a specified performance period depending on the Company’s performance during such performance period and the award recipient’s continued employment. We believe PSUs further align our executives’ interests with those of our stockholders because the executives profit from PSUs only if certain performance goals are achieved. Consequently, we believe PSUs also help retain our executives. The PSUs awarded in 2017 are to be earned contingent upon successful attainment of pre-determined revenue goals over the course of a three-year performance period and the award recipient’s continued employment. The vesting of the PSUs in the event of a termination or change in control is described in more detail below under “– Potential Payments Upon Termination or Change in Control.”

At the beginning of each year, our compensation committee grants annual equity awards to our named executive officers. In 2017, Mr. Black received a stock option to purchase 39,343 shares of our common stock, Ms. Nelson received a stock option to purchase 16,065 shares of common stock, and Mr. Frome received a stock option to purchase 16,327 shares of common stock. Our policy is to grant annual stock options with an exercise price equal to the fair market value of our common stock on the date of grant. In addition, Mr. Black was granted 26,929 RSUs, Ms. Nelson was granted 10,996 RSUs, and Mr. Frome was granted 11,175 RSUs. The target number of PSUs granted to our named executive officers in 2017 was 40,394 PSUs for Mr. Black, 16,494 PSUs for Ms. Nelson and 16,763 PSUs for Mr. Frome. The threshold and maximum number of PSUs is set forth in the Grants of Plan-Based Awards Table on page 26. These equity awards to our named executive officers reflect the pay levels our compensation committee believed were appropriate relative to the market data, each executive’s individual performance, and maintaining an overall competitive compensation package.

In the future, we anticipate that equity compensation, whether in the form of restricted stock, stock options, RSUs, PSUs or other stock-based awards, will remain a significant part of our executive compensation program and will continue to be granted on an annual basis to ensure a continued unvested equity component to the executive compensation package.

Stock Ownership Guidelines

Under our stock ownership guidelines, our chief executive officer is required to beneficially own shares of our common stock with a value equal to at least three times his annual base salary. Currently, we do not require our other named executive officers to satisfy a minimum stock ownership level.

Other Compensation

Perquisites are not a material aspect of our executive compensation program. All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our 401(k) plan. In 2017, our 401(k) plan provided that we would match eligible employees’ 401(k) contributions equal to 25% of the employee’s elective deferrals, up to the first 6% of the employee’s pre-tax compensation for each pay period. In 2018, we increased our match to 50% of the employee’s elective deferrals, up to the first 6% of the employee’s pre-tax compensation for each pay period.

Severance and Change in Control Benefits

We have entered into employment agreements with each of our named executive officers that require us to provide certain payments and benefits to them in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company. We believe that these payments and benefits are necessary to attract our executives to join our company and that they are in the best interests of the Company and our stockholders because they help assure us that we will have the continued dedication and objectivity of our executives, notwithstanding the possibility or occurrence of a change in control.

Tax Implications

Section 162(m) of the Internal Revenue Code (the “Code”) as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Reform Act”) in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). “Performance-based compensation” was exempt from this deduction limitation if the company met specified requirements set forth in the Code and applicable treasury regulations.

The Tax Reform Act retained the $1 million deduction limit, but repealed the “performance-based compensation” exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The compensation committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Reform Act with respect to performance-based compensation in excess of $1 million payable under outstanding awards granted before November 2, 2017 under the 2010 Equity Incentive Plan in order to qualify them for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the related requirements for transitional relief. The compensation committee believes that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company.

Also, our compensation committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Compensation Committee Report

The committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the board of directors the inclusion of the Compensation Discussion and Analysis in the Company’s definitive proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors of SPS Commerce, Inc.

Philip E. Soran, Chairperson

Martin J. Leestma

James B. Ramsey

2017 Summary Compensation Table*

The following table provides information regarding the compensation paid to and earned by our named executive officers in 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Archie C. Black	2017	495,000	—	3,749,891	749,996	289,250	4,050	5,288,187
Chief Executive Officer and President	2016	495,000	—	1,224,982	1,224,987	102,350	3,975	3,051,294
	2015	425,000	—	907,390	907,483	344,250	3,975	2,588,098

Kimberly K. Nelson	2017	345,000	—	1,531,193	306,247	169,000	3,405	2,354,845
Executive Vice President and Chief Financial Officer	2016	345,000	—	549,987	549,998	59,800	3,514	1,508,299
	2015	313,000	—	448,966	448,998	169,020	3,473	1,383,457

James J. Frome	2017	360,000	—	1,556,147	311,242	175,500	4,050	2,406,939
Executive Vice President and Chief Operating Officer	2016	360,000	—	549,987	549,998	62,100	5,313	1,527,398
	2015	319,000	—	458,494	458,494	215,325	3,975	1,455,288

(1)	Represents the grant date fair value of the stock-based awards granted during the year computed in accordance with ASC Topic 718. For a discussion of the relevant assumptions used to determine the valuation of our stock option awards for financial reporting purposes, please refer to Note I to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 26, 2018. The grant date fair value of the RSUs granted in 2017 and the grant date fair value of the PSUs granted in 2017 if target performance and maximum performance is achieved are as follows:

		PSUs
Name	RSUs ($)	Target ($)	Maximum ($)
Archie C. Black	1,499,945	2,249,946	3,374,917

Kimberly K. Nelson	612,477	918,716	1,378,074
James J. Frome	622,448	933,699	1,400,576

(2)	Represents matching contributions under our 401(k) plan.

*Please see “Compensation Discussion and Analysis” above for a description of our executive compensation criteria necessary for an understanding of the information disclosed in this table.

2017 Grants of Plan-Based Awards Table

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in 2017:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Archie C. Black
Annual Cash Bonus(3)	—	2/9/2017	155,750	445,000	725,350	—	—	—	—	—	—	—
PSU Award(4)	2/14/2017	2/9/2017	—	—	—	20,197	40,394	60,591	—	—	—	2,249,945
RSU Award(5)	2/14/2017	2/9/2017	—	—	—	—	—	—	26,929	—	—	1,499,945
Stock Option Award(6)	2/14/2017	2/9/2017	—	—	—	—	—	—	—	39,343	55.70	749,996

Kimberly K. Nelson
Annual Cash Bonus(3)	—	2/9/2017	91,000	260,000	423,800	—	—	—	—	—	—	—
PSU Award(4)	2/14/2017	2/9/2017	—	—	—	8,247	16,494	24,741	—	—	—	918,716
RSU Award(5)	2/14/2017	2/9/2017	—	—	—	—	—	—	10,996	—	—	612,477
Stock Option Award(6)	2/14/2017	2/9/2017	—	—	—	—	—	—	—	16,065	55.70	306,247

James J. Frome
Annual Cash Bonus(3)	—	2/9/2017	94,500	270,000	440,100	—	—	—	—	—	—	—
PSU Award(4)	2/14/2017	2/9/2017	—	—	—	8,381	16,763	25,145	—	—	—	933,699
RSU Award(5)	2/14/2017	2/9/2017	—	—	—	—	—	—	11,175	—	—	622,448
Stock Option Award(6)	2/14/2017	2/9/2017	—	—	—	—	—	—	—	16,327	55.70	311,242

(1)	Our compensation committee approved the grants of PSUs, RSUs and options on February 9, 2017. In accordance with the terms of these approvals, the grant date of these awards was February 14, 2017. All equity awards granted in 2017 were granted under our 2010 Equity Incentive Plan.

(2)	The grant date fair value of each RSU award and targeted grant date value of each PSU was computed in accordance with ASC Topic 718 based on the closing stock price on the grant date. For a discussion of the relevant assumptions used to determine the valuation of our option awards for financial reporting purposes please refer to Note I to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2018.

(3)	Amounts represent estimated payouts of annual case incentives granted under our 2017 Management Incentive Plan. The amount each executive will receive is based on actual revenues and Adjusted EBITDA for the year. The actual cash incentive bonus earned in connection with the 2017 awards are reported in the 2017 Summary Compensation Table.

(4)	Amounts represent the estimated future number of PSUs that may be earned under our 2010 Equity Incentive Plan at target and maximum levels. The PSUs will be paid out in shares of our common stock. The number of PSUs that the executive officer will receive will be determined at the conclusion of the 2017-2019 performance period and will be dependent upon the Company’s achievement of revenue goals approved by the compensation committee.

(5)	The RSUs vested as to one-fourth of the underlying units on February 14, 2018, with the remaining underlying units vesting in 36 equal monthly installments on the fifth day of each month thereafter beginning March 14, 2018.

(6)	The stock options vested as to one-fourth of the underlying shares on February 14, 2018, with the remaining underlying option shares vesting in 36 equal monthly installments on the fifth day of each month thereafter beginning March 14, 2018.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding the outstanding equity awards held by our named executive officers as of December 31, 2017:

	Option Awards					Stock Award
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/Sh)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)(3)
Archie C. Black	2/11/2011	3,645	—	16.64	2/11/2021	2/14/2017	—	—	20,197	981,372
	2/10/2012	31,521	—	25.32	2/10/2019	2/14/2017	26,929	1,308,480	—	—
	2/8/2013	33,929	—	39.01	2/8/2020	2/5/2016	13,801	670,591	—	—
	2/5/2016	34,920	41,270	48.08	2/5/ 2023	2/10/2014	391	18,999	—	—
	2/14/2017	—	39,343	55.70	2/14/2024	4/27/2015	1,209	58,745	—	—
	2/10/2014	22,569	982	65.95	2/10/2021	2/9/2015	2,858	138,870	—	—
	2/9/2015	20,009	8,240	67.10	2/9/2022	—	—	—	—	—
	4/27/2015	7,154	3,577	68.95	4/27/2022	—	—	—	—	—
Kimberly K. Nelson	4/27/2010	6,700	—	12.00	4/27/2020	2/14/2017	—	—	8,247	400,721
	2/11/2011	34,322	—	16.64	2/11/2021	2/14/2017	10,996	534,296	—	—
	2/10/2012	15,968	—	25.32	2/10/2019	2/9/2015	1,952	94,848	—	—
	2/8/2013	18,215	—	39.01	2/8/2020	2/10/2014	166	8,066	—	—
	2/5/2016	15,678	18,530	48.08	2/5/ 2023	2/5/2016	6,197	301,112	—	—
	2/14/2017	—	16,065	55.70	2/14/2024	—	—	—	—	—
	2/10/2014	9,591	418	65.95	2/10/2021	—	—	—	—	—
	2/9/2015	13,664	5,627	67.10	2/9/2022	—	—	—	—	—
James J. Frome	8/9/2012	3,280	—	30.89	8/9/2019	2/14/2017	—	—	8,381	407,232
	2/8/2013	18,215	—	39.01	2/8/2020	2/14/2017	11,175	542,993	—	—
	2/5/2016	15,678	18,530	48.08	2/5/2023	2/5/2016	6,197	301,112	—	—
	2/14/2017	—	16,327	55.70	2/14/2024	2/9/2015	1,993	96,840	—	—
	2/10/2014	9,591	418	65.95	2/10/2021	2/10/2014	166	8,066	—	—
	2/9/2015	13,953	5,746	67.10	2/9/2022	—	—	—	—	—

(1)	Options vest as to one-fourth of the shares on the first anniversary of their grant date. The remaining shares vest in a series of 36 successive equal monthly installments upon completion of each additional month of service thereafter.

(2)	RSUs vest as to one-fourth of the shares on the first anniversary of their grant date. The remaining underlying units vest in a series of 36 successive equal monthly installments upon completion of each additional month of service thereafter.

(3)	Dollar values are calculated using the year end closing sale price of a share of our common stock on the Nasdaq Global Market, which was $48.59.

(4)	PSUs vest in accordance with the successful attainment of pre-determined revenue targets over the course of a three-year performance period ending in 2019. The number of PSUs reported is the threshold number established by the compensation committee.

2017 Options Exercised and Stock Vested Table

The following table sets forth certain information regarding stock awards vested and stock option exercises by our named executive officers during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Archie C. Black	45,000	2,149,441	31,347	1,750,264

Kimberly K. Nelson	0	0	13,681	768,564

James J. Frome	0	0	13,807	775,008

(1)	Reflects the aggregate value realized on exercise in 2017 by each named executive officer by multiplying (1) the difference between (a) the market price of our common stock on the exercise date and (b) the per share exercise price, by (2) the number of shares of our common stock acquired on exercise.
(2)	Reflects the aggregate value realized by each named executive officer by multiplying the number of shares of our common stock vested by the fair market value of our common stock of a share of our common stock on the vesting date.

Pension Benefits

We do not offer pension benefits to our named executive officers.

Non-Qualified Deferred Compensation

We do not offer non-qualified deferred compensation to our named executive officers.

Employment Agreements

In November 2017, we entered into a new employment agreement with Mr. Black. The term of the “at-will” agreement expires upon the termination of Mr. Black’s employment with us. In connection with entering into the new employment agreement, Mr. Black entered into a new non-competition and non-solicitation agreement with the company pursuant to which he agreed not to compete with our company or solicit our customers or employees for two years following termination of employment. Prior to entering into this agreement, Mr. Black was not subject to a non-compete or non-solicitation agreement with the company.

In February 2016, we entered into revised employment agreements with each of our named executive officers other than Mr. Black. These “at-will” agreements continue in effect until the executive officer’s employment is terminated. We have confidentiality and non-competition agreements with each of these executive officers requiring the executive officers not to disclose our confidential information at any time. The agreements also require the executive officers not to compete with us or solicit our employees to engage in other employment during the term of their employment with us and for one year thereafter.

The employment agreements with our named executive officers address various termination of employment and change in control scenarios. Payment of amounts under these circumstances is subject to certain conditions and limitations, including that the executive officer must execute a release of claims against us. The terms of potential payments under these agreements upon a termination of employment or change in control are summarized below under “— Potential Payments Upon Termination or Change-in-Control.”

Potential Payments Upon Termination or Change-in-Control

We have entered into various agreements that will require us to provide certain payments and benefits to our named executive officers in the event of certain specified termination of employment, including a termination of employment in connection with a change in control of the Company.

Employment Agreements

Mr. Black

Mr. Black’s employment agreement provides that if we terminate Mr. Black without cause, or if he terminates his employment with us for good reason, we will:

•	pay his base salary for 12 months in accordance with our regular payroll practices; and

•	provide health care benefits to him and his family for up to 12 months after the date of termination on the same terms as they are provided as of the date of termination.

Retirement provisions in the new agreement provide that if the sum of Mr. Black’s age plus years of service as an employee of the company is 74 or greater and Mr. Black provides the requisite notice regarding his retirement, then:

•	all of his unvested stock options and RSUs will become fully vested;

•	all outstanding PSUs will continue to vest on each originally scheduled vesting date in an amount equal to the number of units subject to the awards that would otherwise have been determined to have been earned by Mr. Black had he remained continuously employed by the company through the originally scheduled vesting dates; and

•	Mr. Black shall receive a pro-rated portion of any target annual cash incentive bonus for the year of his retirement.

Mr. Black is currently eligible for retirement under the terms of the employment agreement. The agreement further provides that in the event a change in control, all of Mr. Black’s unvested stock options, RSUs and PSUs (at target level) outstanding as of the change in control will become fully vested as of the change in control.

For purposes of his employment agreement, “cause” means (i) failure by Mr. Black to cure a material breach of the terms of any non-competition/non-solicitation agreement with us within 30 days of receiving written notice of breach from us, (ii) gross negligence or willful misconduct, (iii) conviction of any crime involving moral turpitude or any felony, (iv) willful violation of specific and lawful instructions from the Board that are reasonably related to Mr. Black’s employment by the Company, and (v) fraud, embezzlement, theft or proven dishonesty against the company. “Good Reason” is defined to mean the occurrence of any of the following events, in each case without Mr. Black’s consent: (i) a material reduction in Mr. Black’s base salary or annual bonus opportunity, (ii) a material reduction in Mr. Black’s employment responsibilities, or (iii) a relocation of Mr. Black’s primary work location by more than 30 miles.

Other Named Executive Officers

The employment agreements with each of our other named executive officers provide that, if we terminate the named executive officer’s employment without cause, we will pay the executive officer:

•	12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices;

•	a lump-sum payment equal to 100% of his or her target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination); and

•	up to 12 months of continued payment of health insurance premiums.

If the executive officer resigns for good reason of the Company, we will pay the executive officer:

•	six months of his or her then-current base salary over a six-month period in accordance with our normal payroll practices;

•	a lump-sum payment equal to 50% of his or her target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination); and

•	up to six months of continued payment of health insurance premiums.

If we terminate the executive officer’s employment without cause upon or within 12 months after a change in control of the Company, or if the executive officer terminates his or her employment for good reason upon or within 12 months after a change in control of the Company, we will pay the named executive officer:

•	12 months of his or her then-current base salary over a 12-month period in accordance with our normal payroll practices;

•	a lump-sum payment equal to 100% of his or her target annual cash incentive bonus for the fiscal year in which the termination of employment occurs (payable in a lump sum no later than 60 calendar days after the date of termination); and

•	up to 12 months of continued payment of health insurance premiums.

In addition, the employment agreements with each of our other named executive officers provide that all unvested stock options, RSUs and other equity awards will become fully vested as of the change in control.

For purposes of his employment agreement, “cause” means (i) failure by the executive to cure a material breach of the terms of any non-competition/non-solicitation agreement with us within 30 days of receiving written notice of breach from us, (ii) gross negligence or willful misconduct, (iii) conviction of any crime involving moral turpitude or any felony, (iv) willful violation of specific and lawful instructions from the Board or CEO that are reasonably related to the executive’s employment by the company, and (v) fraud, embezzlement, theft or proven dishonesty against the company. “Good Reason” is defined to mean the occurrence of any of the following events, in each case without the executive officer’s consent: (i) a material reduction in the executive officer’s base salary or annual bonus opportunity, (ii) a material reduction in the executive officer’s employment responsibilities, or (iii) a relocation of the executive officer’s primary work location by more than 30 miles.

Stock Option, RSU and PSU Award Agreements

Generally, option agreements executed pursuant to our 2001 Stock Option Plan, provide that, in the event of a change in control of the Company, outstanding stock options granted to senior management, including our named executive officers, immediately become exercisable as to 50% of the unvested shares of our common stock subject to the option. Our option agreements with our named executive officers also provide that if his or her employment with us is terminated, or his or her employment responsibilities or base salary are materially reduced, other than for cause, prior to the first anniversary of the change in control, all remaining unvested shares of our common stock subject to the option immediately become fully exercisable.

For these purposes a “change in control” includes (i) any person’s acquisition of beneficial ownership of 50% or more of our outstanding common stock; (ii) a failure to have a majority of our board of directors be people for whose election our board solicited proxies; (iii) approval by our stockholders of a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the voting power of the corporation resulting from the transaction; or (iv) approval by our stockholders of the disposition of all or substantially all of our assets. “Cause” for termination exists upon (i) failure by the named executive officer to cure his or her material breach of the terms of a non-competition/non-solicitation agreement between us and the officer within 30 days of receipt of written notice of breach from us; (ii) gross negligence or willful misconduct by the officer; (iii) conviction of the officer of a crime involving moral turpitude or any felony; (iv) willful violation of instructions from our board of directors or Chief Executive Officer; or (v) fraud, embezzlement, theft or proven dishonesty against us.

Generally, option agreements and RSU agreements executed pursuant to our 2010 Equity Incentive Plan provide that in the event of a sale of all or substantially all of our assets or a merger, consolidation or share exchange involving our company, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2010 Equity Incentive Plan. Our awards agreements with our named executive officers typically provide that if awards granted to him or her under the 2010 Equity Incentive Plan are continued, assumed or replaced in connection with such an event and if within one year after the event he or she experiences an involuntary termination of service other than for cause, then his or her outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following the date of termination. If awards granted to any participant are not continued, assumed or replaced, the administrator may provide for the surrender of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award less the aggregate exercise price (if any) of the award. In the event of a change in control (as defined in the 2010 Equity Incentive Plan) of the Company that does not involve a merger, consolidation, share exchange or sale of all or substantially all of our company’s assets, the plan administrator, in its discretion, may provide that any outstanding award will become fully vested and exercisable upon the change in control or upon the involuntary termination of employment of the participant within one year after the change in control or that any outstanding award will be surrendered in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

The PSU agreements executed pursuant to our 2010 Equity Incentive Plan provide that in the event a change in control of the company occurs prior to a scheduled vesting date of a PSU award, that as of the date of the change in control (provided the executive’s service to the company continues as of such date) a number of PSUs shall vest that is equal to (i) a pro rata portion of the target number of PSUs minus (ii) the number of PSUs that vested prior to the date of the change in control. The pro rata portion of the target number of PSUs is determined by multiplying the target number of PSUs by 1/3 if the change in control occurs during the first year of the three-year performance period, by 2/3 if it occurs during the second year of the three-year performance period, and by 3/3 if it occurs during the third year of the three-year performance period. If the number of PSUs that vested prior to the date of the change in control is equal to or greater than the pro rata portion of the target number of PSUs as described above, then no additional PSUs will be eligible to vest as of the date of the change in control. The PSU award agreements provide that the preceding determination of the number of PSUs to be paid out upon a change in control shall be deemed to satisfy any applicable change in control acceleration provisions contained in the executive officer’s employment or severance agreements.

The following table lists the potential payments and benefits a termination of employment or change in control of the Company for our named executive officers. The tables assume the triggering event for the payments or provision of benefits occurred on December 31, 2017, the last day of our last completed fiscal year. Amounts in the table for the acceleration of unvested stock options are calculated based on the number of share of our common stock subject to accelerated stock options multiplied by the difference between $48.59, the closing price for a share of our common stock on the Nasdaq Global Market on December 29, 2017, the last trading day of our last completed fiscal year, and the per share exercise price. The amounts in the table for the acceleration of RSUs and PSUs are determined by multiplying the number of accelerated units by $48.59, the closing price for our common stock on December 29, 2017.

	Retirement	Termination Without Cause Unrelated to Change in Control	Termination for Good Reason Unrelated to Change in Control	Termination Without Cause or for Good Reason and a Change in Control	Change in Control
Archie C. Black
Salary/Bonus	$495,000	$495,000	$495,000	$—	$—
Health Benefits (1)	$—	$10,259	$10,259	$—	$—
Value of Accelerated RSUs	$2,195,685	$—	$—	$2,195,685	$2,195,685
Value of Accelerated Options	$21,048	$—	$—	$21,048	$21,048
Value of Accelerated PSUs(2)	$981,372	$—	$—	$749,982	$749,982

Total	$3,693,105	$505,259	$505,259	$2,966,715	$2,966,715
Kimberly K. Nelson
Salary/Bonus	$—	$605,000	$302,500	$605,000	$—
Health Benefits (1)	$—	$8,150	$4,075	$8,150	$—
Value of Accelerated RSUs	$—	$—	$—	$938,321	$938,321
Value of Accelerated Options	$—	$—	$—	$9,450	$9,450
Value of Accelerated PSUs	$—	$—	$—	$306,239	$306,239

Total	$—	$613,150	$306,575	$1,867,160	$1,254,010
James J. Frome
Salary/Bonus	$—	$630,000	$315,000	$630,000	$—
Health Benefits (1)	$—	$10,259	$5,130	$10,259	$—
Value of Accelerated RSUs	$—	$—	$—	$949,011	$949,011
Value of Accelerated Options	$—	$—	$—	$9,450	$9,450
Value of Accelerated PSUs	$—	$—	$—	$311,233	$311,233

Total	$—	$640,259	$320,130	$1,909,953	$1,269,694

(1)	The amounts for health benefits were calculated by multiplying our standard monthly rates for family health and dental benefits by 12.
(2)	In accordance with the terms of Mr. Black’s employment agreement, if Mr. Black retires from the company all of his outstanding PSUs will continue to vest on each originally scheduled vesting date in an amount equal to the number of units subject to the awards that would otherwise have been determined to have been earned by Mr. Black had he remained continuously employed by the company through the originally scheduled vesting dates. Because these determinations cannot be made until after fiscal 2018 and fiscal 2019, the amount included in the Retirement column reflects the value of Mr. Black’s outstanding PSUs assuming performance at the threshold level is achieved.

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2017, the number of shares of our common stock to be issued upon exercise of outstanding stock options and settlement of restricted stock unit awards granted under our equity plans as of December 31, 2017. The table also includes the weighted-average exercise price of outstanding stock options and the number of shares of our common stock remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by stockholders(1)(2)	1,419,243	(3)	47.60	(4)	5,573,383	(5)
Equity compensation plans not approved by stockholders	None		N/A		None

(1)	Includes the 2001 Stock Option Plan, the 2010 Equity Incentive Plan and the Employee Stock Purchase Plan.

(2)	The 2010 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2010 Equity Incentive Plan shall be increased on January 1 of each year beginning in 2011 and ending on January 1, 2020 in an amount equal to the lesser of 6% of the total number of our shares outstanding as of December 31 of the immediately preceding calendar year or a number of shares determined by our board of directors; provided, however, no more than 1,201,500 shares of our common stock may be issued upon the exercise of incentive stock options.

(3)	Includes 1,097,331 shares subject to outstanding and unexercised stock options and 321,912 shares issuable in settlement of restricted stock unit awards.

(4)	The weighted average exercise price reflects only the outstanding stock options, as the other forms of awards disclosed in this note entail the issuance of shares for the payment of no consideration.

(5)	Includes 1,021,514 shares remaining available for future issuance under the Employee Stock Purchase Plan.

CEO Pay Ratio

We are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Archie C. Black, our Chief Executive Officer (our “CEO”):

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $69,031; and

•	the annual total compensation of our CEO, as reported in the 2017 Summary Compensation Table included on page 25 of this proxy statement, was $5,288,187.

Based on this information for 2017, the ratio of our CEO’s annual total compensation to the median of the annual total compensation of our employees was 77:1. We believe this pay ratio to be a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

As discussed on pages 22-23 of the Compensation Discussion and Analysis, the PSUs granted in 2017 vest over a three year performance period ending in 2019. If only a one-third pro-rata portion of the PSUs granted in 2017 were included in the calculation of total compensation of our CEO for 2017, the CEO’s total compensation would have been $3,788,223, resulting in a ratio of 55:1.

We identified our median employee based on the total cash and equity compensation paid during 2017 to all 1,349 members of our workforce (including full-time, part-time and temporary employees as well as certain independent contractors), other than our CEO, who were employed on December 31, 2017.

For purposes of determining the total cash and equity compensation of each employee, we included the contractual amount of annual base salary, the annual target bonus and commission cash incentives, and the grant date fair value of equity awards granted in 2017. We did not include any adjustments for the value of benefits provided.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the 2017 Summary Compensation Table disclosed above.

The total compensation of our median employee was determined to be $69,031. This total compensation for our median employee was then compared to the total compensation of our CEO disclosed above in the 2017 Summary Compensation Table of $5,288,187. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the 2017 Summary Compensation Table.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our audit committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of our consolidated financial statements. The consolidated financial statements of SPS Commerce, Inc. for the year ended December 31, 2017 were audited by KPMG LLP, our independent auditor.

As part of its activities, the audit committee has:

1.	Reviewed and discussed with management and the independent auditor the company’s audited financial statements;

2.	Discussed with the independent auditor the matters required to be communicated under PCAOB Auditing Standard 1301 (Communications with Audit Committees); and

3.	Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Management is responsible for the company’s system of internal controls and financial reporting process. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of KPMG LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the board of directors of SPS Commerce, Inc. the inclusion of the audited consolidated financial statements in SPS Commerce, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee of the Board of Directors of SPS Commerce, Inc.

Sven A. Wehrwein, Chairperson

Martin J. Leestma

Tami L. Reller

Auditor Fees

KPMG LLP has served as our independent auditor since June 4, 2013. The following table presents fees for professional audit services rendered by KPMG LLP for 2017 and 2016.

	2017	2016
Audit Fees(1)	$500,459	$472,000
Audit-Related Fees	—	—
Tax Fees(2)	$84,300	$121,874
All Other Fees	—	—

Total	$584,759	$593,874

(1)	Audit Fees consist of fees for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements, the review of financial information included in our filings with the SEC (including our common stock offerings) and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of the aggregate fees billed in 2017 and 2016 for professional services rendered for transfer pricing, tax compliance, tax advice and tax planning.

Auditor Services Pre-Approval Policy

The audit committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the audit committee’s practice is to approve annually all audit, audit-related and tax and other services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the audit committee, which may delegate authority to grant such pre-approvals during the year to one or more independent members of the audit committee. Any pre-approvals granted pursuant to delegated authority must be reported to the audit committee at its next regular meeting.

Our audit committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

ITEM 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The audit committee of our board of directors has selected KPMG LLP to serve as our independent auditor for the year ending December 31, 2018. While it is not required to do so, our board of directors is submitting the selection of KPMG LLP for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the audit committee will reconsider its selection. Representatives of KPMG LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

The board of directors recommends that you vote FOR ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. and our subsidiaries for the year ending December 31, 2018. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 3 – ADVISORY VOTE TO APPROVE THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. During 2017, our compensation primarily consisted of base salary, annual cash incentive awards, stock options, RSU awards and PSU awards, which helps align the incentives of our named executive officers with the interests of our stockholders.

We ask our stockholders to cast an advisory vote on our executive compensation program at each annual meeting. As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the compensation of the SPS Commerce, Inc. named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in our 2017 proxy statement.”

The compensation committee believes that the executive compensation for 2017 is reasonable and appropriate, is justified by our performance in an extremely difficult economic environment and is the result of a carefully considered approach. In deciding how to vote on this proposal, the board of directors asks you to consider the key points with regard to our executive compensation program included in the CD&A on pages

19-24 of this proxy statement.

Because your vote is advisory, it will not be binding on the board of directors or the compensation committee and will not overrule any decision by the board or the compensation committee or require the board or the committee to take any action. However, the board of directors and the compensation committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote. The board of directors and the compensation committee consider constructive feedback obtained through this process in making future decisions about our executive compensation program. The next advisory vote on the compensation of our named executive officers will occur at our 2019 Annual Meeting of Stockholders. The next advisory vote regarding the frequency of such votes will also occur at our 2019 Annual Meeting of Stockholders.

The board of directors, upon recommendation of the compensation committee, unanimously recommends a vote “FOR” approval of the compensation of our named executive officers.

SECURITY OWNERSHIP

Beneficial Ownership of Directors, Nominees, Executive Officers and Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows how many shares of our common stock were beneficially owned as of April 2, 2018 by each of the persons known by us to be beneficial owners of more than 5% of our common stock, our directors, the director nominees and the executive officers named in the 2017 Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. Percentage ownership of our common stock in the table is based on 17,109,949 shares of our common stock issued and outstanding on April 2, 2018. Except as otherwise noted below, persons have sole voting and investment power and the address for each director or officer listed in the table is c/o SPS Commerce, Inc., 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors:
Archie C. Black	235,869	(1)	1.4%
James J. Frome	73,694	(2)	*
Melvin L. Keating	-		*
Martin J. Leestma	42,163	(3)	*
Michael J. McConnell	-		*
Kimberly K. Nelson	152,870	(4)	*
James B. Ramsey	20,885	(5)	*
Marty M. Reaume	-		*
Tami L. Reller	12,907	(6)	*
Michael A. Smerklo	16,397	(7)	*
Philip E. Soran	41,664	(8)	*
Sven A. Wehrwein	30,398	(9)	*
All directors, director nominees, and executive officers as a group (12 persons)	626,847		3.6%
Other beneficial owners:
BlackRock, Inc.	2,120,517	(10)	12.3%
Capital World Investors	1,159,000	(11)	6.7%
Hound Partners, LLC	1,702,632	(12)	9.89%
The Vanguard Group	991,502	(13)	5.75%

*	Less than one percent

(1)	Includes 800 shares owned by Mr. Black’s sons, 51,861 shares owned by Mr. Black, 179,019 shares subject to options that are exercisable within 60 days of the date of the table, 1,446 shares of restricted stock that have vested but have not been settled as of the date of the table and 2,743 shares of restricted stock that will vest within 60 days of the date of the table. Mr. Black may be deemed to have shared voting and investment power over the shares held by the Charitable Trust and his sons, but disclaims beneficial ownership of such shares. Mr. Black has served as our Chief Executive Officer and President and a member of our board of directors since 2001.

(2)	Includes 71,853 shares of Mr. Frome subject to options that are exercisable within 60 days of the date of the table, 614 shares of restricted stock that have vested but have not been settled as of the date of the table and 1,227 shares of restricted stock that will vest within 60 days of the date of the table. Mr. Frome has served as our Executive Vice President and Chief Operating Officer since August 2012.

(3)	Includes 4,002 shares owned by Mr. Leestma, and 38,161 shares subject to options that are exercisable within 60 days of the date of the table.

(4)	Includes 25,901 shares owned by Ms. Nelson, 125,149 shares subject to options that are exercisable within 60 days of the date of the table, 606 shares of restricted stock that have vested but have not been settled as of the date of the table and 1,214 shares of restricted stock that will vest within 60 days of the date of the table. Ms. Nelson has served as our Executive Vice President and Chief Financial Officer since 2007.

(5)	Includes 3,499 shares owned by Mr. Ramsey, 17,386 shares subject to options that are exercisable within 60 days of the date of the table.

(6)	Includes 1,922 shares owned by Ms. Reller, 10,985 shares subject to options that are exercisable within 60 days of the date of the table.

(7)	Includes 682 shares owned by Mr. Smerklo, 15,715 shares subject to options that are exercisable within 60 days of the date of the table.

(8)	Includes 6,175 shares owned by Mr. Soran, 35.489 shares subject to options that are exercisable within 60 days of the date of the table.

(9)	Includes 5,502 shares owned by Mr. Wehrwein, 24,896 shares subject to options that are exercisable within 60 days of the date of the table.

(10)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. on January 19, 2018, and reflects beneficial ownership as of December 31, 2017. BlackRock, Inc. has sole voting power as to 2,084,357 shares and sole dispositive power as to 2,120,517 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(11)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Capital World Investors on February 14, 2018, and reflects beneficial ownership as of December 31, 2017. Capital World Investors has shared voting power as to 1,159,000 shares and shared dispositive power as to 1,159,000 shares. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(12)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by Hound Partners, LLC jointly with Hound Performance, LLC, Jonathan Auerbach and Hound Partners Offshore Fund, LP, on February 15, 2018, and reflects beneficial ownership as of December 31, 2017. Hound Partners, LLC has shared voting power as to 1,702,632 shares and shared dispositive power as to 1,702,632 shares. The address for Hound Partners, LLC is 101 Park Avenue, 47th Floor New York, New York 10178.

(13)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by The Vanguard Group on February 9, 2018, and reflects beneficial ownership as of December 31, 2017. The Vanguard Group has sole voting power as to 33,435 shares and sole dispositive power as to 957,167 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has at any time during the last completed fiscal year been an officer or employee of ours. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the last completed fiscal year.

Transactions with Related Persons

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Director Indemnification Agreements

We entered into indemnification agreements with each of our directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Policy for Approval of Related Person Transactions

The board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that any executive officer requesting to enter into a transaction with a “related person” generally must promptly disclose to our audit committee the related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) the commercial reasonableness of the terms, (2) the benefit and perceived benefits, or lack thereof, to us, (3) opportunity costs of alternate transactions and (4) the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and stockholders and the terms of the transaction are fair to our company. No related person transaction will be consummated without the approval or ratification of our audit committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest. Under our related person policy, a “related person” includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related person transactions exempt from our policy include transactions available to all of our employees and stockholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve less than $120,000 in a fiscal year.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the SEC. Based on a review of Forms 3, 4 and 5 and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2017 have been satisfied.

Stockholder Proposals for the 2019 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2019 annual meeting of stockholders, the written proposal must be received at our principal executive offices on or before December 14, 2018. The proposal should be addressed to SPS Commerce, Inc., Attention: Chief Financial Officer, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2019 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than January 31, 2019, and no later than March 2, 2019. Any notice given by or on behalf of a stockholder outside of the dates included in this paragraph and the preceding paragraph is considered untimely.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2018 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at SPS Commerce, Inc., 333 South Seventh Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary or call us at (612) 435-9400. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

Other Matters

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of SPS Commerce, Inc.

Archie C. Black
President and Chief Executive Officer

Dated: April 13, 2018

Location of SPS Commerce, Inc. Annual Meeting of Stockholders

Thursday, May 31, 2018, at 8:00 a.m.

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

Appendix A

RECONCILIATION OF

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA consists of net income (loss) adjusted for depreciation and amortization, interest expense, interest income, income tax expense, stock-based compensation expense, the discrete impact from tax law change and other adjustments as necessary for a fair presentation. In 2017, the discrete impact from tax law change included $8.6 million of tax expense related to The Job Cuts and Tax Act (Tax Act”) reduction in the corporate tax rate to 21.0% resulting in a decrease in our net deferred tax assets. Other adjustments included the impact of the fair value adjustment for the Toolbox Solutions share-based earn-out liability in 2016, a one-time Australian stamp duty tax related to the Leadtec acquisition in 2014, as well as the impact of use tax refunds in 2015, 2014 and 2013 related to items previously expensed. We use Adjusted EBITDA as a measure of operating performance because it assists us in comparing performance on a consistent basis, as it removes the impact of our capital structure from our operating results. We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. The following table provides a reconciliation of net income (loss) to Adjusted EBITDA (in thousands):

	Year Ended December 31,
	2017	2016
Net (loss) income	$(2,440)	$5,710
Depreciation and amortization	11,782	11,336
Interest income, net	(1,032)	(601)
Income tax expense	2,967	3,140
Discrete impact from tax law change	8,613	—
Stock-based compensation expense	12,727	8,023
Other	—	(1,106)

Adjusted EBITDA	$32,617	$26,502

Non-GAAP income per share consists of net income (loss) plus stock-based compensation expense, amortization expense related to intangible assets, the discrete impact from tax law change and other adjustments as necessary for a fair presentation, divided by the weighted average number of shares of common stock outstanding during each period. Other adjustments included the impact of the fair value adjustment for the Toolbox Solutions share-based earn-out liability in 2016. Pursuant to a Compliance and Disclosure Interpretation published by the SEC in May 2016 related to the use of non-GAAP financial measures, in 2017, we began including an adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income (loss). To quantify the tax effects, we recalculate income tax expense excluding the direct book and tax effects of the specific items constituting the non-GAAP adjustments. The difference between this recalculated income tax expense and GAAP income tax expense is presented as the income tax effect of the non-GAAP adjustments.

A-1

We believe non-GAAP income per share is useful to an investor because it is widely used to measure a company’s operating performance. The following table provides a reconciliation of net income (loss) to non-GAAP income per share (in thousands, except per share amounts):

	Year Ended December 31,
	2017	2016
Net (loss) income	$(2,440)	$5,710
Stock-based compensation expense	12,727	8,023
Amortization of intangible assets	4,574	4,738
Discrete impact from tax law change	8,613	—
Other	—	(1,106)

Non-GAAP income as historically reported	N/A	17,365

Income tax effects of adjustments	(6,774)	(4,925)

Non-GAAP income with tax adjustments	$16,700	$12,440

Shares used to compute non-GAAP income per share
Basic	17,183	16,947
Diluted	17,356	17,241
Non-GAAP income per share with tax adjustments
Basic	$0.97	$0.73
Diluted	$0.96	$0.72
Non-GAAP income per share as historically reported
Basic	N/A	$1.02
Diluted	N/A	$1.01

A-2

SPS COMMERCE, INC. 333 SOUTH SEVENTH STREET SUITE 1000 MINNEAPOLIS, MN 55402

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/30/2018 for shares held directly and by 11:59 P.M. ET on 05/28/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/30/2018 for shares held directly and by 11:59 P.M. ET on 05/28/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
Nominees		For	Against	Abstain

1A Archie C. Black		☐	☐	☐		For	Against	Abstain

1B Melvin L. Keating		☐	☐	☐	1I Sven A. Wehrwein	☐	☐	☐

1C Martin J. Leestma		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.

1D Michael J. McConnell		☐	☐	☐	2. Ratification of the selection of KPMG LLP as the independent auditor of SPS Commerce, Inc. for the fiscal year ending December 31, 2018.	For ☐	Against ☐	Abstain ☐
1E James B. Ramsey		☐	☐	☐

1F Marty M. Reaume		☐	☐	☐	3. Advisory approval of the compensation of the named executive officers of SPS Commerce, Inc.	☐	☐	☐

1G Tami L. Reller		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

1H Philip E. Soran		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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SPS COMMERCE, INC.
Annual Meeting of Stockholders
May 31, 2018 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Archie C. Black and Kimberly K. Nelson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of SPS Commerce, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, CT on May 31, 2018 at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side